Exhibit 15.6

Level 15/300 Adelaide Street Brisbane QLD 4000

GPO Box 2207 Brisbane QLD 4001

Telephone (+61 7) 3231 3800

Facsimile (+61 7) 3211 9815

Email: brisbane@snowdengroup.com

www.snowdengroup.com

Perth, Brisbane, Vancouver, Johannesburg, London, Belo Horizonte

To the Board of Directors of
Vale S.A. (“Vale”)

Ladies and Gentlemen:

Snowden Mining Industry Consultants Pty Ltd hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2010 (the “2010 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2010 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).

Very truly,

/s/ Craig Morley
Craig Morley
CEO
Snowden Mining Industry Consultants Pty Ltd

February 09, 2011